UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2015

CEB Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34849	52-2056410

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1919 North Lynn Street, Arlington, Virginia	22209

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (571) 303-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 4, 2015, CEB Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with certain financial institutions (collectively, the “Initial Purchasers”) relating to the Company’s previously announced issuance and sale of $250 million aggregate principal amount of 5.625% senior notes due 2023 at an issue price of 100.00% (the “Notes”).

The Notes will be issued in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act. The Notes will be senior unsecured obligations of the Company and will be guaranteed on a senior basis by the Company and each of the Company’s wholly-owned U.S. subsidiaries to the extent such guarantor is a guarantor of the Company’s obligations under its Credit Agreement, dated as of July 2, 2012, by and among the Company, Bank of America, N.A., as administrative agent, collateral agent swing line lender and l/c issuer, and the lenders party thereto (as amended, amended and restated, supplemented or modified as the date hereof, the “Credit Agreement”).

The purchase agreement contains customary representations, warranties and agreements by the Company. In addition, the Company has agreed to indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the initial purchasers may be required to make in respect of those liabilities. Furthermore, the Company has agreed with the initial purchasers not to offer or sell any debt securities issued or guaranteed by the Company for a period of 60 days after the date of the purchase agreement without the prior written consent of SunTrust Robinson Humphrey, Inc. Subject to customary closing conditions, the issuance of the Notes is expected to close on or about June 9, 2015.

The Company intends to use the net proceeds from the offering, together with borrowings under a new Term Loan A Facility (the “New Term Loan Facility”) pursuant to an amendment to its existing Credit Agreement (the “Credit Agreement Amendment”) and cash on hand to repay existing indebtedness under its Credit Agreement and to pay related fees and expenses. Any remaining net proceeds will be used for general corporate purposes. The Credit Agreement Amendment also provides for an increase of $50 million in lenders’ commitments under the Company’s revolving credit facility (the “New Revolving Credit Facility” and, together with the New Term Loan Facility, the “New Senior Secured Credit Facilities”). The closing of the offering of the Notes is not conditioned upon the closing of the New Senior Secured Credit Facilities.

This current report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

On June 4, 2015, the Company issued a press release announcing its pricing of the Notes. A copy of that press release is furnished with this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Press release dated June 4, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEB Inc. (Registrant)

Date: June 4, 2015	By:	/s/ Richard S. Lindahl
Richard S. Lindahl
Chief Financial Officer